Exhibit T3A.6.1
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 11:00 AM 08/03/2000
001392180 — 2319708
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
* * * * *
AT&T Capital Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of said corporation, by a unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:
RESOLVED, that the Restated Certificate of Incorporation of AT & T Capital Corporation be amended by changing the first and fourth Articles thereof so that, as amended, said Articles shall be and read as follows:
1.	The name of the corporation is: Capita Corporation

4.	The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares of common stock, each with a par value of $0.01.
SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

          THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said AT& Capital Corporation has caused this certificate to be signed by Robert J. Ingato, its Executive Vice President, this first day of August, 2000.

By:	/s/ Robert J. Ingato
Robert J. Ingato